Exhibit j under Form N-1A
                                              Exhibit (23) under Item 60/Reg.S-K







           Consent of Ernst & Young LLP, Independent Auditors


We consent to the references to our firm under the caption "Financial Highlights" in the Class A, Class B, and Class C Shares Prospectuses and "Independent Auditors" and "Financial Information" in the Class A, Class B, and Class C Shares Statements of Additional Information in Post-Effective Amendment Number 42 to the Registration Statement (Form N-1A, No. 33-52149) of Federated International Series, Inc. and to the incorporation by reference of our reports dated January 12, 2004 on Federated International Bond Fund and Federated
International Equity Fund (the two portfolios comprising the Federated International Series, Inc.) included in the 2003 Annual Reports to Shareholders for the fiscal year ended November 30, 2003.




                                                ERNST & YOUNG LLP


Boston, Massachusetts
January 26, 2004